Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contacts:	Media:	Investor Relations:
	David Bruce	Amy Wagner/Bob Brunn
	(305) 500-4999	(305) 500-4053

RYDER SYSTEM, INC. 2003 EARNINGS FORECAST AND FOURTH QUARTER 2002 EARNINGS UPDATE

     MIAMI, December 20, 2002 – Ryder System, Inc. (NYSE:R), a global leader in transportation management and supply chain solutions, today announced it forecasts 2003 earnings to be in the range of $1.95 to $2.00 per diluted share. This represents an increase of approximately 12 percent over the Company’s current guidance for 2002 of $1.74 to $1.78 per diluted share, excluding a $0.30 charge for a change in accounting principle related to goodwill. The full-year 2002 guidance also reaffirms the low end of management’s earlier fourth quarter estimate of $0.48 to $0.52 per diluted share. The fourth quarter estimate includes the effect of severance charges of $6.8 million or $0.07 per diluted share related to cost management actions in the Company’s Supply Chain Solutions business segment and Central Support Services.

     “We expect continued softness in 2003 with prospects for modest improvement during the second half of the year,” said Gregory T. Swienton, Ryder’s Chairman, President and Chief Executive Officer. “Therefore, we are conservatively forecasting Ryder’s overall 2003 revenue to remain essentially unchanged from 2002, despite some expected improvement in certain areas of the business such as commercial truck rental and the Company’s European operations.”

     Commenting further, Swienton said, “Our strategic process improvement and cost management actions first begun in 2001 have helped Ryder meet forecasted earnings during difficult times. We’ve been building the long-term foundations of a stronger Ryder that can deliver a more cost-competitive and value-rich solutions set.

Our actions in 2003 are intended to bridge an expected earnings gap resulting from a pension expense increase of approximately $56 million, which was caused by market conditions. The cumulative effect of actions we’ve taken over the past several years will enable Ryder to optimize its performance and drive improvement to the bottom line as the economy rebounds.”

     Also commenting on the forecast, Ryder’s Senior Executive Vice President and Chief Financial Officer, C.J. Nelson, said, “Our financial objectives for 2003 will continue to focus on operational excellence, strengthening our balance sheet, generating free cash flow, asset management, and maintaining our emphasis on effective capital spending. These strong financial underpinnings position Ryder to act more quickly and decisively on new opportunities targeting profitable growth.”

     The Company also announced that in December 2002 it will make a voluntary $16 million contribution to its U.S. pension plan, although it is not required to make any such contributions until 2004. Combined with Ryder’s $10 million contribution to its international pension plans during the year, the Company’s global pension plan contributions will total $26 million for 2002.

About Ryder

     Ryder provides leading-edge logistics, supply chain and transportation management solutions worldwide. Ryder’s product offerings range from full-service leasing, commercial rental and programmed maintenance of vehicles to integrated services such as dedicated contract carriage and carrier management. Additionally, Ryder offers comprehensive supply chain solutions, consulting, lead logistics management services and e-Business solutions that support customers’ entire supply chains, from inbound raw materials and parts through distribution and delivery of finished goods. Ryder serves customer needs throughout North America, in Latin America, Europe and Asia.

     The National Safety Council selected Ryder to receive the 2002 Green Cross for Safety Medal – its highest honor – for exemplary commitment to workplace safety and corporate citizenship. For the sixth consecutive year, Ryder was featured in the 2002 Fortune Most Admired Companies survey of corporate reputations. Forbes named Ryder to its “Magnetic 40” as “Best in Transportation and Logistics” for creating a “network of partnerships that can spur growth, innovation and most important, serve customers better.” InternetWeek named Ryder as one of the top 100 U.S. companies for effectiveness in using the Internet to achieve tangible business benefits. For the fifth consecutive year, Inbound Logistics recognized Ryder in 2002 as the top third-party logistics provider.

     Ryder’s stock is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. With 2001 revenue of $5 billion, Ryder ranks 341st on the Fortune 500 and 326th on Barron’s 500.

     For more information on Ryder System, Inc., visit www.ryder.com.

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Note: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, we advise that these forward-looking statements be evaluated with consideration given to the many uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, the competitive pricing environment applicable to the Company’s businesses, customer retention levels, changes in customers’ business environments, changes in market conditions affecting the sale of used vehicles, adverse changes in debt ratings, changes in accounting assumptions, greater than expected expenses associated with the Company’s activities and changes in general economic conditions.

Conference Call and Webcast Information:

Ryder’s 2003 Earnings Guidance webcast is scheduled for December 20, 2002 from 10:00 to 11:00 a.m. (Eastern Time). Speakers will be Gregory T. Swienton, Chairman, President and Chief Executive Officer, and Corliss J. Nelson, Senior Executive Vice President and Chief Financial Officer.

#	To join the conference call live: First, dial the audio phone number 1-877-951-0431 using the Passcode: Ryder and Conference Leader: Amy Wagner. Then, access the presentation via the Net Conference URL at www.mymeetings.com/nc/join/ using the Conference Number: PG9103790 and Passcode: RYDER

#	To access replays of the conference and view a presentation of Ryder’s 2003 Business Plan and Earnings Guidance: visit Ryder’s home page at www.ryder.com.